Exhibit 99.1

Executive Contact:	Investor Relations Contact:
Gary Suttle	Andrea Miner
Chief Executive Officer	Investor Relations Coordinator
Rockford Corporation	Rockford Corporation
(480) 967-3565	(480) 967-3565

Rockford Corporation Proceeds with Strategic Realignment
Announces Sale of Simple Devices; Proceeds Totaling $7.8 Million

Tempe, Ariz., October 4, 2004/PRNewswire/ — Rockford Corporation (NASDAQ:ROFO) today announced the sale of its majority interest in SimpleDevices, Inc., the SimpleDevices Wi-Fi business, to Universal Electronics Incorporated (NASDAQ:UEIC). The sale was completed on October 1 pursuant to a Stock Purchase Agreement that allowed Universal to purchase substantially all of the equity of SimpleDevices. Universal agreed to pay approximately $12.5 million in cash for the outstanding equity of SimpleDevices. Universal may also make a performance based payment of unregistered shares of Universal common stock to SimpleDevices employees who held non-vested options; however, Rockford did not hold non-vested options and will not receive any payment of Universal stock.

Rockford has received immediate cash payments at the closing of approximately $7.8 million, including approximately $6.4 million for its shares of SimpleDevices and $1.4 million in repayment of a loan to SimpleDevices. In addition, approximately $1.2 million of additional proceeds for Rockford’s shares were placed into an escrow account that will be used to pay any claims of Universal relating to the representations made in the Stock Purchase Agreement. If there are no claims, one-third of the escrow amount will be released to Rockford in 6 months and the rest will be released in 2 years. Rockford will use the proceeds from the sale to pay down debt and for working capital.

Rockford noted that the price Rockford received in the sale compares to an October 2002 purchase price of $3.5 million and that Rockford had, since that time, advanced an additional $3.1 million to SimpleDevices relating to the SimpleDevices line of software products. This divestiture is also expected to eliminate approximately $300 thousand per month of operating losses relating to the SimpleDevices software business.

Gary Suttle, president and chief executive officer of Rockford said, “We continue to believe that wireless technology represents significant new opportunities for home and mobile audio products. Even so, we decided to pursue this sale for several reasons. First, we have come to acknowledge that the ramp to sales for this category will take longer than we had initially assumed. Second, as a software business, Simple is outside of our core manufacturing competency. Third, the reallocation of cash will enable us to reduce debt. Finally, because we retain the Omnifi business as well as a relationship with SimpleDevices that will allow us to use Simple’s software technology in our Omnifi products, we believe we will still be able to participate in this emerging product category.”

Mr. Suttle concluded, “As we announced last month, the sale of SimpleDevices continues our efforts towards the strategic realignment of our business. We will continue to divest ourselves of non-core businesses as we return our focus to our core mobile audio business and work to turn our business back to profitability. We look forward to the future and the growth opportunities in both the audio aftermarket as well as the OEM space.”

About Rockford Corporation

Rockford is a designer, manufacturer and distributor of high-performance audio systems for the mobile, professional, and home theater audio markets. Rockford’s mobile audio products are marketed under the Rockford Fosgate, Lightning Audio, MB Quart, Q-Logic, InstallEdge.com and Omnifi brand names. Rockford’s professional audio and home theatre products are marketed under the Hafler, Fosgate Audionics, MB Quart, NHT and Omnifi brand names.

Forward-looking Statement Disclosure

In this press release we make forward-looking statements about the future of our industry, anticipated revenues and earnings, our business strategy, and other matters. When considering our forward-looking statements, you should keep in mind that many significant risks could cause our actual results to vary from our current expectations.

For a more detailed discussion of the risks we face, please refer to the risk factors and cautionary statements identified in our filings with the Securities and Exchange Commission, including specifically the risk factors identified in exhibit 99.1 to our Annual Report on Form 10-K for the Fiscal Year ended December 31, 2003, filed with the SEC on March 30, 2004. The risk factors noted above, the risk factors discussed in our SEC filings, and other factors that we do not currently anticipate, may cause our sales or earnings to fall below our expectations. Our actual results may differ significantly from those anticipated in our forward-looking statements.